Exhibit 99.1
Expedia, Inc. Reports Second Quarter 2009 Results
Robust 26% Room Night Growth and 13% Air Ticket Growth Fuel Unit Share Gains
BELLEVUE, Wash.— July 30, 2009—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its second quarter ended June 30, 2009.
“Expedia is consistently executing across all of its business lines,” said Barry Diller, Expedia Inc.’s Chairman and Senior Executive. “Notwithstanding the broader issues of the world economy, Expedia is proving it can manage in any environment — a testament to its business model and superior management.”
“To deliver 26% worldwide room night and continued OIBA growth in this environment speaks volumes about the abilities and execution of the global Expedia team,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “Significant improvements in our customer value proposition, marketing efficiencies and improved cost control are just a few of the many accomplishments driving our businesses forward. There is much environmental uncertainty and a lot of hard work left to do, but we are well on our way.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 6.30.09	Ended 6.30.08	Growth
Gross bookings	5,623.2	5,933.4	(5%)
Revenue	769.8	795.0	(3%)
Revenue margin	13.69%	13.40%	+29bps
Operating income before amortization* (“OIBA”)	212.4	204.1	4%
Operating income	114.6	170.5	(33%)
Adjusted net income *	113.7	120.8	(6%)
Net income attributable to Expedia, Inc.	40.9	96.1	(57%)
Adjusted EPS *	$0.38	$0.40	(5%)
Diluted EPS	$0.14	$0.33	(58%)
Free cash flow *	323.9	269.7	20%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first half of 2009.

1 of 19

Discussion of Results
Gross Bookings & Revenue
Gross bookings decreased 5% (down 1% excluding the estimated impact from foreign exchange) for the second quarter of 2009 compared with the second quarter of 2008, driven primarily by lower prices for hotel rooms and airline tickets, partially offset by an increase in transactions. Domestic bookings decreased 4% and international bookings decreased 8% (up 4% excluding foreign exchange).
Revenue decreased 3% (up 1% excluding foreign exchange) for the second quarter, primarily driven by lower domestic air revenue. Domestic revenue decreased 6% while international revenue increased 3% (up 14% excluding foreign exchange).
Worldwide hotel revenue decreased 1% for the second quarter primarily due to a 19% decrease in average daily rates (“ADRs”), partially offset by a 26% increase in room nights stayed, including rooms delivered as a component of packages and nights booked through VenereTM (which we acquired in the third quarter of 2008).
Worldwide air revenue decreased 20% for the second quarter, primarily due to a 29% decrease in revenue per ticket, partially offset by a 13% increase in ticket volume. Expedia.com® eliminated consumer booking fees on air tickets beginning in March of 2009, which primarily drove the decline in revenue per ticket and the lift in ticket volume.
Advertising and media revenue, including net revenue from our TripAdvisor® segment, increased 5% for the second quarter, accounting for 10% of worldwide revenue.
Worldwide revenue from other products and services (primarily revenue from car rentals and destination services) decreased 2% for the second quarter.
Revenue as a percentage of gross bookings (“revenue margin”) was 13.69% for the second quarter, an increase of 29 basis points compared to the second quarter of 2008. Domestic revenue margin decreased 31 basis points to 12.67% while international revenue margin increased 168 basis points to 15.98%. The increase in the worldwide revenue margin was primarily due to a reduction in the mix of lower margin air product and an increased mix of advertising and media revenue. The decrease in the domestic revenue margin was primarily due to a reduction in hotel service fees and the elimination of air booking fees, partially offset by an increased mix of advertising revenue. The increase in the international revenue margin was driven primarily by higher air overrides (in part due to timing of receipts), a reduction in the mix of air product and a benefit related to the changes in foreign exchange rates between the time of hotel bookings and the associated stays.
Profitability
OIBA for the second quarter increased 4% to $212 million and increased 193 basis points as a percentage of revenue to 27.6%, driven primarily by decreases in selling and marketing expense and cost of revenue at faster rates than the decrease in revenue, offset partially by growth in technology and content and general and administrative expenses. Operating income decreased 33%, driven primarily by $74 million of occupancy tax assessments and legal reserves in the second quarter of 2009.
Adjusted net income for the second quarter decreased $7 million compared to the prior year period primarily due to an increase in foreign exchange losses and an increase in net interest expense, partially offset by higher OIBA. Net income decreased $55 million compared to the prior year period primarily due to the decrease in operating income, increased net interest expense and higher foreign exchange losses. Second quarter adjusted EPS and diluted EPS were $0.38 and $0.14, respectively. Adjusted EPS decreased 5% and diluted EPS decreased 58% primarily as a result of lower adjusted net income and net income.
Cash Flows & Working Capital
For the six months ended June 30, 2009, net cash provided by operating activities was $845 million and free cash flow was $802 million. Both measures include $684 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $2 million compared to the first six months of the prior year primarily due to an increase in OIBA excluding depreciation, higher total cash provided by changes in operating assets and liabilities and lower capital expenditures, partially offset by an increase in cash paid for income taxes and interest.

2 of 19

Recent Highlights
     Global Presence
•	Gross bookings from Expedia Inc.’s international businesses were $1.73 billion in the second quarter, accounting for 31% of worldwide bookings, down from 32% in the prior year period. Revenue from international businesses was $277 million, or 36% of worldwide revenue, up from 34% in the prior year period.

•	hotels.com® launched a Mandarin-language version for Chinese travelers in partnership with eLong™, providing customers in China with access to over 100,000 international hotels and over 7,000 domestic hotels in nearly 400 cities across China. hotels.com also launched an Arabic-language site.

•	Hotwire® launched its first-ever national cable TV advertising campaign in Canada. Hotwire Group’s revenue grew 24% in the second quarter and exceeded $250 million for the first time on a trailing twelve month basis.

•	Expedia® Affiliate Network (EAN) signed a Europe-wide white label partnership agreement to power hotel bookings on Avis Rental Car websites in twelve countries. EAN also signed its first agreement in Japan, enabling Airlink to package its air and ground services with Expedia’s hotel offering.
     Brand Portfolio
•	Expedia.com eliminated online air booking fees, as well as change and cancel fees on all hotel, car rental and cruise reservations and on virtually all flight reservations.

•	In the first year since the hotels.com welcomerewards™ program launched, members have earned free nights by staying in more than 36,000 properties worldwide and have redeemed in more than 7,000 properties.

•	Expedia.co.jp has partnered with MSN Japan, the country’s second largest internet portal, to power its international hotel bookings.

•	Egencia™ expanded its Preferred Rate program across Europe, offering exclusive discounts at 4,000 hotels plus amenities such as loyalty points, high speed internet, early check-in, complimentary breakfast and free parking.

•	Expedia Media Solutions® signed agreements with VisitDenmark, the Spain Ministry of Tourism, the San Diego Convention and Visitors Bureau and South African Tourism to promote travel to those destinations across a variety of Expedia® and hotels.com sites in multiple countries. Expedia Media Solutions now has agreements with more than 50 destination marketing organizations.
     Content & Innovation
•	The U.S. Travel Association named TripAdvisor “Innovator of the Year”.

•	TripAdvisor launched its Business Travel Center that ranks the best hotels for business travelers in 750 cities and incorporates Egencia content in the ranking algorithm.

•	FlipKey™, TripAdvisor Media Network’s vacation rental review site, launched a self-service program for homeowners to list their properties on flipkey.com for $1.99 per month until the end of this year.

•	Expedia.com’s Annual Summer Sale kicked off June 1, and represents the single largest ever hotel promotional event, with more than 5,000 participating hotels worldwide, up from 1,800 in 2008.

•	Egencia’s Meetings & Incentives division introduced the corporate travel industry’s first fully integrated global technology solution combining online registration, attendee management, travel booking and reporting.
     Supply Portfolio
•	Expedia signed long term agreements with a number of regional air partners, including Mexico’s AeroMexico and Mexicana; Ireland’s Aer Arann and Isle of Man’s Manx2, which will be featured on all Expedia sites in Europe; Etihad, the national airline of the United Arab Emirates; as well as Air New Zealand.

•	Expedia signed a renewed global contract with Virgin Atlantic through which Virgin Atlantic schedules and fares will be available on all Expedia sites worldwide.

•	Expedia signed an agreement with Berlin-based Design Hotels™, giving their 180 member properties the opportunity for enhanced exposure on Expedia and hotels.com sites worldwide. Expedia also signed a new strategic agreement with Red Roof Inn to offer the chain’s properties in Expedia’s global marketplace.

•	Expedia signed deals with Hertz and Payless Car Rental through which both will be offered as Preferred Partners on Expedia.com. In addition, both will be offered on Expedia.ca, EAN, Expedia sites in APAC and Egencia and Hertz will also be offered on Hotwire.

•	Expedia began rolling out its new commission-based Expedia Easy Manage agency hotel program in Europe as an alternative to the longstanding Expedia Special Rate merchant hotel program. The new program is targeted primarily towards smaller properties outside primary destinations.

3 of 19

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$769,768	$795,048	$1,405,480	$1,482,865

Costs and expenses:
Cost of revenue (1)	148,762	170,027	292,275	322,287
Selling and marketing (1)	271,492	300,361	507,376	588,356
Technology and content (1)	77,881	71,544	155,553	143,490
General and administrative (1)	67,380	63,915	135,289	131,482
Amortization of intangible assets	9,302	18,660	18,371	36,711
Restructuring charges	6,098	—	14,816	—
Occupancy tax assessments and legal reserves	74,211	—	74,211	—

Operating income	114,642	170,541	207,589	260,539

Other income (expense):
Interest income	1,417	9,073	4,088	17,188
Interest expense	(20,805)	(13,342)	(42,450)	(29,042)
Other, net	(19,073)	(5,098)	(26,020)	(8,771)

Total other expense, net	(38,461)	(9,367)	(64,382)	(20,625)

Income before income taxes	76,181	161,174	143,207	239,914
Provision for income taxes	(34,338)	(65,944)	(61,610)	(94,916)

Net income	41,843	95,230	81,597	144,998
Net (income) loss attributable to noncontrolling interests	(941)	859	(1,311)	2,397

Net income attributable to Expedia, Inc.	$40,902	$96,089	$80,286	$147,395

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.14	$0.34	$0.28	$0.52
Diluted	0.14	0.33	0.28	0.50

Shares used in computing earnings per share:
Basic	288,180	285,986	287,764	285,547
Diluted	290,889	293,999	289,384	294,010

(1) Includes stock-based compensation as follows:
Cost of revenue	$514	$663	$1,225	$1,243
Selling and marketing	2,780	2,719	6,771	6,471
Technology and content	3,412	3,406	8,588	8,228
General and administrative	6,870	8,066	15,564	16,718

Total stock-based compensation	$13,576	$14,854	$32,148	$32,660

4 of 19

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$862,294	$665,412
Restricted cash and cash equivalents	20,569	3,356
Short-term investments	47,861	92,762
Accounts receivable, net of allowance of $13,509 and $12,584	371,417	267,270
Prepaid merchant bookings	102,077	66,081
Prepaid expenses and other current assets	112,748	103,833

Total current assets	1,516,966	1,198,714
Property and equipment, net	235,232	247,954
Long-term investments and other assets	54,901	75,593
Intangible assets, net	829,741	833,419
Goodwill	3,569,225	3,538,569

TOTAL ASSETS	$6,206,065	$5,894,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$741,907	$625,059
Accounts payable, other	194,501	150,534
Deferred merchant bookings	1,112,913	523,563
Deferred revenue	20,596	15,774
Accrued expenses and other current liabilities	322,732	251,238

Total current liabilities	2,392,649	1,566,168
Long-term debt	894,811	894,548
Credit facility	—	650,000
Deferred income taxes, net	198,005	189,541
Other long-term liabilities	230,534	213,028

Commitments and contingencies

Stockholders’ equity:
Preferred stock $ .001 par value Authorized shares: 100,000 Series A shares issued and outstanding: 1 and 1	—	—
Common stock $.001 par value Authorized shares: 1,600,000 Shares issued: 341,519 and 339,525 Shares outstanding: 262,738 and 261,374	342	340
Class B common stock $.001 par value Authorized shares: 400,000 Shares issued and outstanding: 25,600 and 25,600	26	26
Additional paid-in capital	6,001,925	5,979,484
Treasury stock — Common stock, at cost Shares: 78,781 and 78,151	(1,736,669)	(1,731,235)
Retained earnings (deficit)	(1,835,273)	(1,915,559)
Accumulated other comprehensive loss	(5,760)	(16,002)

Total Expedia, Inc. stockholders’ equity	2,424,591	2,317,054
Noncontrolling interest	65,475	63,910

Total stockholders’ equity	2,490,066	2,380,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,206,065	$5,894,249

5 of 19

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six months ended June 30,
	2009	2008
Operating activities:
Net income	$81,597	$144,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	49,429	35,364
Amortization of intangible assets and stock-based compensation	50,519	69,371
Deferred income taxes	(7,112)	(9,082)
Gain on derivative instruments assumed at Spin-Off	—	(4,580)
Equity in (income) loss of unconsolidated affiliates	(184)	1,916
Foreign exchange loss on cash and cash equivalents, net	8,540	2,314
Realized gain on foreign currency forwards	(29,957)	—
Other	7,982	1,147
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(99,853)	(118,404)
Prepaid merchant bookings and prepaid expenses	(40,883)	(90,067)
Accounts payable, merchant	115,710	124,336
Accounts payable, other, accrued expenses and other current liabilities	115,807	98,432
Deferred merchant bookings	589,298	608,288
Deferred revenue	3,657	7,021

Net cash provided by operating activities	844,550	871,054

Investing activities:
Capital expenditures, including internal-use software and website development	(42,052)	(70,733)
Acquisitions, net of cash acquired	(8,363)	(178,313)
Changes in long-term investments and deposits	1,522	(11,106)
Proceeds from sale of business to a related party	—	1,624
Distribution from Reserve Primary Fund	9,083	—
Net settlement of foreign currency forwards	29,957	—
Maturities of short-term investments	45,091	—

Net cash provided by (used in) investing activities	35,238	(258,528)

Financing activities:
Credit facility borrowings	—	90,000
Credit facility repayments	(650,000)	(675,000)
Proceeds from issuance of long-term debt, net of issuance costs	—	393,818
Changes in restricted cash and cash equivalents	(17,213)	(11,838)
Proceeds from exercise of equity awards	567	3,709
Excess tax benefit on equity awards	13	1,551
Treasury stock activity	(5,434)	(11,215)
Other, net	(5,907)	—

Net cash used in financing activities	(677,974)	(208,975)
Effect of exchange rate changes on cash and cash equivalents	(4,932)	6,616

Net increase in cash and cash equivalents	196,882	410,167
Cash and cash equivalents at beginning of period	665,412	617,386

Cash and cash equivalents at end of period	$862,294	$1,027,553

Supplemental cash flow information
Cash paid for interest	$39,682	$28,990
Income tax payments, net	99,303	48,657

6 of 19

Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. companies make travel products and services available on both a merchant and agency basis.

•	Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service.

•	Agency bookings relate primarily to airline ticketing, with revenue generally recognized at the time the reservation is booked. Agency bookings also include hotel bookings from Venere, whose revenue is recognized at the time the hotel stay occurs.

•	Merchant bookings accounted for 43% of total gross bookings in the second quarter, which is consistent with the mix of merchant bookings in the prior year period.
Expense Reclassifications
•	Beginning in the first quarter of 2009, we reclassified certain expenses to better reflect the reorganization of our development and information technology teams. Technology and content expense now includes the majority of information technology costs, which were previously included in general and administrative expense. Technology costs to operate our websites and certain call center application costs remain in cost of revenue.

•	The following table summarizes expenses as reclassified, excluding stock-based compensation, for all periods in 2008 (some numbers may not add due to rounding):

As reclassified	Q108	Q208	Q308	Q408	FY08
Cost of revenue	$151.7	$169.4	$177.2	$138.2	$636.5
Selling and marketing	284.2	297.6	297.4	215.8	1,095.1
Technology and content	67.1	68.1	68.9	68.5	272.7
General and administrative	58.9	55.8	59.0	61.2	235.0
Costs and Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Cost of revenue and operating expenses in millions and as a percentage of revenue for the second quarter of 2009 and 2008 were as follows (some numbers may not add due to rounding):

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2009	2008	Growth	2009	2008	∆ in bps
Cost of revenue	$148.2	$169.4	-12%	19.3%	21.3%	(204)
Selling and marketing	268.7	297.6	-10%	34.9%	37.4%	(253)
Technology and content	74.5	68.1	9%	9.7%	8.6%	110
General and administrative	60.5	55.8	8%	7.9%	7.0%	84

Total costs and expenses	$551.9	$591.0	-7%	71.7%	74.3%	(263)
Cost of Revenue (non-GAAP)
o	Cost of revenue primarily consists of: (1) customer operations, including costs of our call centers, telesales and fees paid to fulfillment vendors for processing airline tickets and related customer services, (2) credit card processing costs, including merchant fees, charge backs and fraud, and (3) other costs, primarily including costs of our data centers to support our live sites as well as costs paid to suppliers for certain destination supply.

o	Excluding stock-based compensation, cost of revenue was 19.3% of revenue for the second quarter of 2009 compared to 21.3% in the prior year period, decreasing 204 basis points as a percentage of revenue, primarily due to lower merchant credit card fees, fulfillment costs and customer service costs.

o	Given anticipated efficiencies, we expect cost of revenue to decrease in absolute dollars and as a percentage of revenue for full year 2009.

7 of 19

Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to direct advertising expense, including traffic generation costs from search engines and internet portals, in addition to television, radio and print spending, as well as private label and affiliate program commissions, public relations costs, and other miscellaneous marketing expenses.

o	Approximately 24% and 23% of selling and marketing expense in the second quarter of 2009 and 2008 relate to indirect costs, including personnel in PSG, TripAdvisor, Egencia and Expedia Local Expert® (“ELE™”).

o	The 10% decrease in selling and marketing expense in the second quarter was primarily driven by lower spending for our Expedia branded points of sale in Europe and lower private label and affiliate expenses, partially offset by advertising for Venere. Overall marketing efficiencies have improved as a result of a lower cost marketing environment associated with the economy, investments in search engine optimization and search engine marketing, and a pull back in marketing spend by some of our competitors.

o	Given efficiencies in selling and marketing and a lower cost advertising environment, we expect selling and marketing expense to decrease in absolute dollars and as a percentage of revenue for full year 2009.
Technology and Content (non-GAAP)
o	Technology and content expense includes product development and content expense, as well as information technology costs to support our infrastructure, back-office applications and overall monitoring and security of our networks, principally related to payroll and related expenses, hardware and software expenditures, licensing and maintenance expenses and software development cost amortization.

o	The 9% increase in technology and content expense in the second quarter 2009 was due primarily to increased technology investments driving higher depreciation of the related assets.

o	Due primarily to increased depreciation expense, we expect technology and content expense to increase in absolute dollars and as a percentage of revenue for full year 2009.
General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, and human resources functions, and fees for professional services that typically relate to legal, tax and accounting engagements.

o	The 8% increase in general and administrative expense was due primarily to higher legal and professional fees.

o	Due primarily to an increase in legal and professional fees offsetting other cost reductions, we expect general and administrative expense to increase modestly in absolute dollars for full year 2009.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). In 2009, we are using stock options as our primary form of employee stock-based compensation.

•	Stock-based compensation expense was $14 million in the second quarter of 2009, consisting of $9 million in expense related to RSUs and $5 million in stock option expense, and decreased $1 million compared to the prior year period.

•	Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $70 million in 2009.
Occupancy Tax Assessments and Legal Reserves
•	In July, 2009 we paid the City of San Francisco $35 million, which was assessed by the city for hotel occupancy tax from January 2000 to March 2009. We paid this amount in order to be allowed to pursue litigation challenging the requirement to pay tax on our hotel revenues and dispute the actual amounts owed, if any. We do not believe that our hotel revenue is subject to the city’s occupancy tax ordinance and, if we prevail, the city will be required to repay us. We expect a final determination on this matter in the first half of 2010. During the second quarter of 2009 we reserved $55 million related to this matter, including amounts paid in July, which is included in accrued expenses and other current liabilities at June 30, 2009.

•	We have entered into an agreement for the settlement of all claims alleged in a consumer class action lawsuit filed in Seattle, Washington. The settlement is subject to court approval and a preliminary hearing is scheduled for August 10, 2009, with final approval anticipated by the end of 2009. We continue to deny all of the allegations and claims asserted and are settling the case in order to avoid costly and time-consuming litigation. During the second

8 of 19

quarter of 2009, we reserved $19 million, representing our best estimate of the low end of the range of the possible costs associated with the settlement.
Restructuring Charges
•	During the second quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $6 million, primarily consisting of employee severance and benefits.
Interest Income and Interest Expense
•	The decrease in interest income of $8 million in the second quarter of 2009 was primarily due to lower average interest rates.

•	The increase of $7 million in interest expense in the second quarter of 2009 was primarily due to additional interest on the $400 million senior unsecured notes issued in June 2008 (see Borrowings below).
Other, Net
•	Other, net primarily relates to foreign exchange gains and losses, our portion of gains/losses in equity investments and, through the second quarter of 2008, gains and losses related to our Ask Notes (see below).

•	Other, net loss was $19 million in the second quarter of 2009, primarily comprised of $14 million of foreign exchange losses and a $5 million loss to adjust one of our equity method investments to fair value. In the second quarter of 2008, other, net loss was $5 million, primarily comprised of $4 million of foreign exchange losses.

•	In order to minimize the impact from the re-measurement of our foreign denominated assets and liabilities into U.S. dollars, we use natural hedges as well as foreign currency forward contracts to economically hedge our foreign-denominated liabilities. These forward contracts are recorded at fair value, with any changes in fair value recorded as gains or losses in other, net. Total gains related to these contracts during the second quarter of 2009 were $36 million, which were largely offset by corresponding losses on our foreign-denominated liabilities. The net impact in the second quarter of 2009 from both the natural hedges and the forward contracts was a loss of $6 million.

•	During the fourth quarter of 2008 we expanded our use of forwards to hedge a portion of our foreign-denominated revenues. In the second quarter of 2009, these forwards resulted in total losses of $9 million, consisting of a realized loss of $5 million related to second quarter revenue and $4 million related to future period revenue.

•	At June 30, 2009 we were party to forward contracts hedging liability and revenue exposures with a total notional value of $279 million and a mark-to-market gain of $1 million. The mark-to-market gain is recorded as an asset in prepaid expenses and other current assets.

•	During the second quarter of 2009, we acquired an additional interest in one of our equity method investments resulting in a 60% majority ownership interest. As a result of re-measuring our previously held minority interest, we recognized a loss of $5 million in other, net during the quarter.
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 45.1% for the second quarter compared with 40.9% in the prior year period. The increase in effective rate was primarily due to the non-deductible portion of occupancy tax assessments accrued during the quarter as well as a non-deductible loss on one of our equity method investments as described above.

•	The effective tax rate on pre-tax adjusted net income (“ANI”) was 37.8% for the second quarter compared with 38.9% in the prior year period. The effective ANI rate decreased for the second quarter primarily due to lower interest accruals related to uncertain tax positions.

•	The effective GAAP tax rate was higher than the 35% federal tax rate primarily due to the non-deductible expenses described above, state taxes and accruals related to uncertain tax positions. The ANI tax rate was higher than the 35% federal tax rate primarily due to state taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in the six months of 2009 was $99 million, an increase of $51 million from the prior year primarily due to the timing of estimated payments.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD relative to currencies of international markets in which we operate. Management believes investors may find it useful to assess growth rates with and without the impact of foreign exchange.

9 of 19

•	The estimated impact on growth rates from foreign exchange in the second quarter was as follows (some numbers may not add due to rounding):

	Worldwide			International
		Y/Y growth	Impact on Y/Y		Y/Y growth	Impact on Y/Y
		rates excluding	growth rates		rates excluding	growth rates
		foreign	from foreign		foreign	from foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
	rates	movements	movements	rates	movements	movements
Three months ended June 30, 2009
Gross Bookings	-5.2%	-1.0%	-4.3%	-7.6%	4.2%	-11.7%
Revenue	-3.2%	1.3%	-4.5%	3.3%	14.3%	-11.0%
OIBA	4.1%	16.5%	-12.4%	NA	NA	NA
•	During the second quarter, foreign currency exchange rate fluctuations negatively impacted our growth rates due to year-over-year depreciation in the Pound, Euro and Canadian Dollar, the three foreign currencies most impacting our financial results.

•	The net negative impact of foreign exchange on revenue was $36 million and was primarily due to year-over-year changes in foreign exchange rates at the time of booking, partially offset by a benefit related to the changes in exchange rates between the time of hotel bookings and the associated stays. Our revenue hedging program, designed to hedge the book-to-stay impact of foreign exchange, resulted in a realized loss of $5 million (included in our calculation of OIBA) in the second quarter of 2009, which substantially offset the book-to-stay benefit in the quarter.

•	The negative impact of foreign exchange on our cash balances was $1 million in the second quarter of 2009, and is included in effect of exchange rate changes on cash and cash equivalents on our statements of cash flows. This amount decreased $2 million from the prior year gain of $1 million.
Acquisitions
•	The impact of acquisitions, primarily related to Venere and certain media content businesses, on the growth of gross bookings, revenue and OIBA in the second quarter of 2009 was as follows (some numbers may not add due to rounding):

	Three Months Ended June 30, 2009
			Impact on
		Y/Y growth	Y/Y growth
	Y/Y growth	rates excluding	rates from
	rates	acquisitions	acquisitions
Gross Bookings	-5.2%	-7.7%	2.4%
Revenue	-3.2%	-5.8%	2.6%
OIBA	4.1%	2.0%	2.1%
Balance Sheet Notes
Cash, Cash Equivalents, Restricted Cash and Short-Term Investments
•	Cash, cash equivalents, restricted cash and short-term investments totaled $931 million at June 30, 2009. This amount includes $86 million of cash and $48 million of short-term investments at eLong.

•	The $169 million increase in cash, cash equivalents, restricted cash and short-term investments for the first six months of 2009 principally relates to $593 million of net changes in operating assets and liabilities (other than taxes, interest, restructuring charges and occupancy tax reserves), $392 million of OIBA excluding depreciation, and $20 million of current period foreign exchange impact on cash (including the impact from settlement of forward contracts). These amounts were partially offset by net payments on the credit facility of $650 million, cash tax payments of $99 million, capital expenditures of $42 million, and interest payments of $40 million.
Accounts Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertisers, as well as receivables related to agency transactions, including those due from airlines and global distribution systems.

10 of 19

•	Accounts receivable increased $104 million from December 31, 2008 primarily due to a seasonal increase in our business operations, accounts receivable for Venere and growth from the TripAdvisor Media Network.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking prior to the travelers’ dates of travel. Prepaid merchant bookings increased $36 million from December 31, 2008, due primarily to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance. Prepaid expenses and other current assets increased $9 million from December 31, 2008, primarily due to a seasonal increase in prepaid credit card merchant fees.
Property and Equipment, net
•	Property and equipment, net decreased $13 million for the first six months of 2009 due primarily to the impact of depreciation expense, partially offset by property and equipment additions.
Long-Term Investments and Other Assets
•	Long-term investments and other assets primarily include transportation equipment, equity investments, capitalized debt issuance costs and balances due from the Reserve Primary Fund.

•	The decrease of $21 million in long-term investments and other assets was due primarily to the acquisition of an additional interest in one of our equity method investments resulting in a 60% majority ownership interest. The results of this entity are now consolidated and no longer included as an equity method investment.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relate to the acquisitions of hotels.com, Expedia.com and Hotwire.

•	Goodwill increased $31 million from December 31, 2008 primarily due to the acquisition of a majority ownership interest in one of our equity method investments, which is now consolidated as described above.

•	$689 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks. This amount did not change meaningfully from December 31, 2008.

•	$140 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense for definite-lived intangibles was $9 million for the second quarter of 2009 compared to $19 million for the prior year period. The decrease was primarily due to the completed amortization of certain distribution agreements, as well as technology and supplier intangible assets. Assuming no impairments or additional acquisitions, we expect amortization expense of $19 million for the remainder of 2009 and $30 million total in 2010.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and fluctuations in the balances generally mirror the seasonal pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within a few weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time between the receipt of cash from our travelers and the payment to suppliers.

•	The change in deferred merchant bookings and accounts payable, merchant was a net source of cash of $705 million, compared with a net source of cash of $733 million in 2008, due primarily to a decrease in our merchant gross bookings in the first six months of 2009 compared to the same period of the prior year.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business, and increased $44 million from December 31, 2008 primarily due to a seasonal increase in marketing and professional fees payable.

11 of 19

Accrued Expenses and Other Current Liabilities
•	Accrued expenses principally relate to accruals for the costs of our call center and internet services, accruals for bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable and accrued interest on our various debt instruments.

•	Accrued expenses and other current liabilities increased $71 million from December 31, 2008 primarily due to occupancy tax assessments and legal reserves, other tax reserves, accrued loyalty program rewards and accrued severance costs, partially offset by the payment of certain accrued earn-outs and incentives.
Ask Derivative Liability
•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion (“Ask Notes”). These shares were included in diluted shares from the date of our spin-off from IAC.

•	During the second quarter of 2008 the remaining Ask Notes were converted.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. During the first quarter of 2009 we paid off the outstanding balance and as of June 30, 2009 we had no borrowings outstanding under the facility.

•	At our discretion we can choose a base rate on borrowings equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or LIBOR plus 100 basis points or (2) various durations of LIBOR.

•	Borrowings under the facility would bear interest reflecting our financial leverage, which based on our June 30, 2009 financials would equate to the base rate chosen above plus 262.5 basis points.

•	Outstanding letters of credit under the facility as of June 30, 2009 were $50 million, which amount is applied against our $1 billion borrowing capacity under the facility.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premium of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of June 30, 2009 we were in compliance with the financial covenants under our debt facilities.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1 of each year. Accrued interest related to these notes was $31 million at June 30, 2009 and is classified as accrued expenses and other current liabilities on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities consist primarily of uncertain tax positions recorded under FIN 48.
Noncontrolling Interest
•	Noncontrolling interest relates primarily to the minority ownership position in eLong, an entity in which we own a 60% interest (55% fully-diluted) and results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At June 30, 2009 we have agreements with certain vendors under which we have future minimum obligations of $23 million in 2009 and $10 million in 2010. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after June 30, 2009 are $21 million for the remainder of 2009, $39 million for 2010, $37 million for 2011, $35 million for 2012, $28 million for 2013 and $92 million for 2014 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.

12 of 19

Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of July 17, 2009.
Warrants
•	As of June 30, 2009 there were 32.5 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16.3 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $414 million (representing an average of approximately $25 per Expedia, Inc. common share). Of these warrants, 32.2 million expire in May 2012.
Stock-Based Awards
•	At June 30, 2009 we had 26.6 million stock-based awards outstanding, consisting of stock options to purchase 19.4 million common shares with a $15.47 weighted average exercise price and weighted average remaining life of 5.6 years, and 7.3 million RSUs.

•	In 2009, we are using stock options as our primary form of annual employee stock-based compensation, and in the first six months of the year have granted 10.2 million option awards and 1.0 million RSUs.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the quarters ended June 30, 2009 and 2008 were as follows (in 000’s):

	Three Months Ended June 30,
	2009	2008
Basic shares	288,180	285,986
Options	2,067	1,270
Warrants	32	5,457
Derivative liabilities		300
RSUs	610	986

Fully diluted shares	290,889	293,999
Additional RSUs, Adjusted Income method	6,805	8,382

Adjusted diluted shares	297,694	302,380

13 of 19

Expedia, Inc.
Trended Operational Metrics
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material. For example, effective Q109 we changed our segment reporting for Gross Bookings, Revenue and OIBA in conjunction with our global brand reorganization.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2007				2008				2009		Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Number of Transactions	10.9	11.8	11.9	10.5	12.6	13.0	12.6	10.7	13.5	15.3	18%

Gross Bookings by Segment *
Leisure	$4,603	$4,788	$4,735	$4,198	$5,510	$5,502	$5,031	$3,705	$4,904	$5,293	-4%
Egencia	321	339	323	324	393	431	382	315	321	330	-23%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	-5%

Gross Bookings by Geography
Domestic	$3,534	$3,711	$3,473	$3,050	$4,000	$4,058	$3,497	$2,673	$3,562	$3,890	-4%
International	1,390	1,417	1,585	1,472	1,903	1,875	1,916	1,347	1,663	1,734	-8%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	-5%

Gross Bookings by Agency/Merchant
Agency	$2,850	$2,959	$2,808	$2,659	$3,301	$3,357	$3,058	$2,455	$2,963	$3,199	-5%
Merchant	2,075	2,169	2,249	1,862	2,602	2,576	2,355	1,565	2,263	2,425	-6%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	-5%

Revenue by Segment *
Leisure	$504	$636	$701	$608	$613	$712	$749	$554	$559	$690	-3%
TripAdvisor **	43	51	58	50	72	79	85	62	86	90	13%
Egencia	21	23	22	25	28	30	27	25	25	27	-11%
Corporate	(18)	(20)	(22)	(17)	(25)	(26)	(27)	(20)	(34)	(37)	42%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$636	$770	-3%

Revenue by Geography
Domestic	$391	$486	$507	$427	$468	$527	$533	$409	$446	$493	-6%
International	160	204	252	238	220	268	300	212	190	277	3%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$636	$770	-3%

Revenue by Agency/Merchant/Advertising
Agency	$136	$143	$151	$138	$167	$167	$169	$147	$154	$165	-1%
Merchant	378	502	558	477	457	554	585	408	409	527	-5%
Advertising & Media Revenue (Net)	37	44	51	51	64	74	79	65	73	78	5%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$636	$770	-3%

Packages Revenue	$111	$132	$140	$128	$125	$137	$133	$95	$103	$121	-12%

OIBA by Segment *
Leisure	NA	NA	NA	NA	$163	$231	$261	$189	$150	$233	1%
TripAdvisor **	NA	NA	NA	NA	35	45	44	26	48	52	17%
Egencia	NA	NA	NA	NA	2	2	(0)	1	(1)	(0)	-106%
Corporate	NA	NA	NA	NA	(75)	(74)	(74)	(79)	(67)	(73)	-2%

Total	NA	NA	NA	NA	$126	$204	$231	$137	$130	$212	4%

Worldwide Hotel (Merchant & Agency)
Room Nights	9.9	13.0	15.0	12.1	11.9	14.4	17.0	13.3	13.5	18.2	26%
Room Night Growth	0%	8%	14%	17%	21%	11%	14%	10%	13%	26%	26%
ADR Growth	11%	6%	7%	7%	4%	2%	-2%	-10%	-18%	-19%	-19%
Revenue per Night Growth	16%	6%	6%	6%	1%	-1%	-5%	-19%	-20%	-22%	-22%
Revenue Growth	16%	14%	21%	23%	21%	10%	8%	-12%	-10%	-1%	-1%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	14%	15%	15%	11%	4%	-5%	-12%	-4%	13%	13%
Airfare Growth	1%	-3%	2%	9%	8%	12%	11%	-2%	-13%	-22%	-22%
Revenue per Ticket Growth	-20%	-18%	-5%	-2%	6%	9%	-2%	-4%	-14%	-29%	-29%
Revenue Growth	-16%	-7%	9%	13%	18%	14%	-7%	-16%	-17%	-20%	-20%

*	Beginning in Q109 the Company began reporting new segments as a part of its global reorganization.

**	TripAdvisor Revenue and OIBA include intercompany amounts, which are eliminated in consolidation.

14 of 19

Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
Leisure — Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.
TripAdvisor Media Network (“TripAdvisor”) — Reflects TripAdvisor worldwide sites.
Egencia — Reflects worldwide results for our managed travel business.
Corporate — Includes intercompany eliminations as well as unallocated corporate expenses.
Worldwide Hotel — Reported on a stayed basis, and includes both merchant and agency model hotel stays.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.
For the second quarter of 2009, infrequently occurring items excluded from OIBA also included a $19 million reserve relating to a settlement agreement for the settlement of all claims alleged in a consumer class action lawsuit.
We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

15 of 19

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or short-term investments held by eLong; (5) certain other infrequently occurring items, including restructuring (6) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

16 of 19

Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)
OIBA	$212,416	$204,055	$342,203	$329,910
Amortization of intangible assets	(9,302)	(18,660)	(18,371)	(36,711)
Stock-based compensation	(13,576)	(14,854)	(32,148)	(32,660)
Restructuring charges	(6,098)	—	(14,816)	—
Occupancy tax assessments and legal reserves	(74,211)	—	(74,211)	—
Realized loss on revenue hedges	5,413	—	4,932	—

Operating income	114,642	170,541	207,589	260,539

Interest expense, net	(19,388)	(4,269)	(38,362)	(11,854)
Other, net	(19,073)	(5,098)	(26,020)	(8,771)
Provision for income taxes	(34,338)	(65,944)	(61,610)	(94,916)
Net (income) loss attributable to noncontrolling interests	(941)	859	(1,311)	2,397

Net income attributable to Expedia, Inc.	$40,902	$96,089	$80,286	$147,395

Adjusted Net Income & Adjusted EPS

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$40,902	$96,089	$80,286	$147,395
Amortization of intangible assets	9,302	18,660	18,371	36,711
Stock-based compensation	13,576	14,854	32,148	32,660
Restructuring charges	6,098	—	14,816	—
Occupancy tax assessments and legal reserves	74,211	—	74,211	—
Noncontrolling investment basis adjustment	5,158	—	5,158	—
Foreign currency loss on U.S. dollar cash balances held by eLong	(122)	2,693	(128)	7,968
(Gain) loss on derivative instruments assumed at Spin-Off	—	400	—	(4,580)
Amortization of intangible assets as part of equity method investments	—	610	458	1,260
Noncontrolling interests	(134)	(1,262)	(305)	(3,463)
Provision for income taxes	(35,287)	(11,202)	(48,468)	(26,110)

Adjusted net income	$113,704	$120,842	$176,547	$191,841

GAAP diluted weighted average shares outstanding	290,889	293,999	289,384	294,010
Additional restricted stock units	6,805	8,382	7,306	7,791

Adjusted weighted average shares outstanding	297,694	302,380	296,690	301,801

Diluted earnings per share	$0.14	$0.33	$0.28	$0.50
Adjusted earnings per share	$0.38	$0.40	$0.60	$0.64
Free Cash Flow

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
		(in thousands)
Net cash provided by operating activities	$342,546	$307,275	$844,550	$871,054
Less: capital expenditures	(18,666)	(37,545)	(42,052)	(70,733)

Free cash flow	$323,880	$269,730	$802,498	$800,321

17 of 19

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)
Cost of revenue	$148,762	$170,027	$292,275	$322,287
Less: stock-based compensation	(514)	(663)	(1,225)	(1,243)

Cost of revenue excluding stock-based compensation	$148,248	$169,364	$291,050	$321,044

Selling and marketing expense	$271,492	$300,361	$507,376	$588,356
Less: stock-based compensation	(2,780)	(2,719)	(6,771)	(6,471)

Selling and marketing expense excluding stock-based compensation	$268,712	$297,642	$500,605	$581,885

Technology and content expense	$77,881	$71,544	$155,553	$143,490
Less: stock-based compensation	(3,412)	(3,406)	(8,588)	(8,228)

Technology and content expense excluding stock-based compensation	$74,469	$68,138	$146,965	$135,262

General and administrative expense	$67,380	$63,915	$135,289	$131,482
Less: stock-based compensation	(6,870)	(8,066)	(15,564)	(16,718)

General and administrative expense excluding stock-based compensation	$60,510	$55,849	$119,725	$114,764
Conference Call
Expedia, Inc. will audiocast a conference call to discuss second quarter 2009 financial results and certain forward-looking information on Thursday, July 30, 2009 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 30, 2009 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

18 of 19

About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company. With more people booking travel online in Expedia’s global marketplace than anywhere else, the company delivers consumers value in leisure and business travel, drives demand for travel suppliers, and provides advertisers opportunities to reach in-market travel consumers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Venere.com, Hotwire®, Egencia™ (formerly Expedia Corporate Travel), TripAdvisor®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 70 global points of sale in more than 50 countries. Expedia also powers travel bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates. For more information, visit http://www.expediainc.com/.
Trademarks and logos are property of their respective owners. © 2009 Expedia, Inc. All rights reserved.
CST # 2029030-40
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

19 of 19